[May __, 2009]

Board of Trustees
AIM Equity Funds (the "Trust")
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re: Initial Capital Investment in New Portfolio of the Trust (the "Fund")

Ladies and Gentlemen:

We are purchasing shares of the Fund for the purpose of providing initial investment for the new investment portfolio of the Trust. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

We shall and hereby agree to purchase shares equal to the following dollar amount for the Fund

FUNDS AND CLASS                          AMOUNT        DATE
--------------------------------------   ------   --------------
INITIAL INVESTMENT AS SOLE SHAREHOLDER
AIM Disciplined Equity Fund -
   Class Y Shares                        $10.00   [May __, 2009]

We understand that the initial net asset value per share for the portfolio named above will be [$10.00].

We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trust.

Sincerely yours,

INVESCO AIM ADVISORS, INC.


------------------------------------
John M. Zerr
Senior Vice President

cc: Mark Gregson
    Noelle Osterbur